Exhibit 99.2

PRESS RELEASE

Threshold Announces Data from Ongoing Phase 1/2 Trial of TH-302 Plus Dexamethasone in Patients with Relapsed/Refractory Multiple Myeloma

•	Preliminary clinical benefit rate of 31% (three partial responses and two minimal responses) in patients treated at the maximum-tolerated dose of TH-302 and low-dose dexamethasone
•	Objective responses observed in heavily pretreated patients including prior treatment with proteasome inhibitors [including carfilzomib (Kyprolis®)] and IMiDs [including pomalidomide (Pomalyst®)]
•	Enrollment completed at the previously established TH-302 maximum-tolerated dose (340 mg/m2)
•	Combination regimen of TH-302 and proteasome inhibitor bortezomib (Velcade®) to be investigated in final stage of ongoing trial

Chicago, Illinois – May 30, 2014 – Threshold Pharmaceuticals, Inc. (NASDAQ: THLD) today announced new preliminary clinical data from an ongoing company-sponsored Phase 1/2 trial of its investigational hypoxia-activated prodrug, TH-302, in combination with low-dose dexamethasone in patients with relapsed/refractory multiple myeloma, a cancer of the bone marrow. The results are being presented today as part of the poster highlights session on Lymphoma and Plasma Cell Disorders at the 50th Annual Meeting of the American Society of Clinical Oncology (ASCO) in Chicago [Abstract #8534 (Poster #14)]. The data will also be discussed by clinical experts at Threshold’s Analyst Event to be held Sunday, June 1, 2014, at 6:00 PM Central Time in Chicago and accompanied by a live webcast.

“Effective treatments for patients with advanced multiple myeloma who become refractory to current standards of care with proteasome inhibitors or immunomodulatory drugs (IMiDs) remains an area of exquisite unmet medical need,” said Paul Richardson, M.D., Clinical Program Leader, Director of Clinical Research, Jerome Lipper Multiple Myeloma Center, Dana-Farber Cancer Institute, R.J. Corman Professor of Medicine, Harvard Medical School, Boston, Massachusetts. “The presence of hypoxia in the diseased bone marrow may present a new therapeutic target for treating multiple myeloma and underlies the rationale for evaluating hypoxia-targeted agents in this disease. In the limited number of patients treated, it is noteworthy that objective responses were observed in this heavily pretreated patient population, including patients who received prior therapy with a proteasome inhibitor (including carfilzomib) and an immunomodulatory agent (including pomalidomide), which are typically used in advanced and later stage multiple myeloma patients. Based on these early signals of clinical activity, we are looking forward to initiating the final stage of the ongoing trial in which patients will receive TH-302 and bortezomib, a combination that demonstrated synergistic activity in preclinical models of multiple myeloma.”

The objectives of the ongoing Phase 1/2 trial include determining the safety and tolerability of TH-302 and dexamethasone, the dose-limiting toxicities and the maximum-tolerated dose of TH-302, and assessing preliminary signals of clinical activity in patients with relapsed/refractory multiple myeloma. The dose of TH-302 administered in the dose escalation portion of the study was 240, 340, or 480 mg/m2 (depending on the dose cohort into which a patient enrolled) given on days 1, 4, 8, and 11 of a 21-day cycle, with 40 mg dexamethasone given on the same days as TH-302. Previously, the maximum tolerated dose was reported to be 340 mg/m2 TH-302.1

Enrollment of patients with relapsed/refractory multiple myeloma in the dose-escalation and dose-expansion portions of the study is now complete, including 24 patients enrolled at the maximum tolerated dose of TH-302 (340 mg/m2). Patients had received a median of 6.5 systemic therapies prior to enrollment. The ASCO presentation includes data from 24 patients in the dose-escalation and dose-expansion portions of the study who initiated treatment prior to March 1, 2014; analyses reflect the clinical database as of May 19, 2014. Of these 24 patients, 17 were treated at the maximum tolerated dose of TH-302.

PRESS RELEASE

Key findings to be reported at ASCO are as follows:

Preliminary assessment of safety and tolerability

The most common adverse events related to TH-302 occurring in at least 25% of patients were nausea and fatigue. The most common Grade 3/4 hematologic adverse events related to TH-302 were thrombocytopenia (29%) and leukopenia (25%). Dose-limiting toxicities of Grade 3 stomatitis were reported during the first treatment cycle for the first two patients treated at 480 mg/m2 TH-302; therefore, the maximum tolerated dose of TH-302 was established at 340 mg/m2.

Preliminary assessment of clinical activity

Of the 24 patients included in the ASCO presentation, 23 were evaluable for response. According to modified International Myeloma Working Group (IMWG) criteria, best responses included four partial responses (4 PR), two minimal responses (2 MR), and 15 stable disease (15 SD) assessments; two patients had progressive disease (2 PD). The clinical benefit rate for patients treated at the maximum tolerated dose of TH-302 (n=16 evaluable patients) was 31% (comprised of 3 PR and 2 MR).

Poster Details

The poster titled, “Preliminary safety and efficacy of TH-302, an investigational hypoxia-targeted drug, and dexamethasone in patients with relapsed/refractory multiple myeloma” [Abstract #8534 (Poster #14)] is being presented at the Poster Highlights Session on Lymphoma and Plasma Cell Disorders, 1:00 PM - 4:00 PM Central Time, Friday, May 30, 2014, in Room S405; Discussion follows, 4:30 PM - 5:45 PM, Room S406.

Analyst Event with Clinical Experts on Sunday, June 1, 2014

Threshold will host an evening event for investors and analysts on Sunday, June 1, 2014, at 6:00 PM Central Time at the Four Seasons Hotel Chicago (120 East Delaware Place, Walton Room). The event will include presentations highlighting TH-302 data presented at ASCO. Guest speakers scheduled to give presentations include Dr. Paul G. Richardson, Clinical Program Leader, Director of Clinical Research, Jerome Lipper Multiple Myeloma Center, Dana-Farber Cancer Institute, R.J. Corman Professor of Medicine, Harvard Medical School, Boston, Massachusetts, and Dr. Andrew J. Brenner, Clinical Investigator with the Institute for Drug Development at the Cancer Therapy & Research Center at The University of Texas Health Science Center at San Antonio, Texas. RSVP to lhansen@thresholdpharm.com.

The event is open to investors and analysts. Threshold invites the public and the media to listen to the presentations via the live webcast, which will be available under Webcasts in the Investors section of www.thresholdpharm.com or can be accessed using the following link: http://psav.adobeconnect.com/thresholdpharmaceuticals/. The presentations are scheduled to begin at approximately 6:15 PM Central Time. A replay of the presentations will be archived on the site for 30 days.

About TH-302

TH-302 is an investigational hypoxia-activated prodrug that is designed to be activated under tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood supply as a result of aberrant vasculature. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be severely hypoxic.

PRESS RELEASE

TH-302 is currently under evaluation in two Phase 3 trials: one in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma, and the other in combination with gemcitabine versus gemcitabine and placebo in patients with advanced pancreatic cancer (MAESTRO). Both Phase 3 trials are being conducted under Special Protocol Agreements with the U.S. Food and Drug Administration (FDA). The FDA and the European Commission have granted TH-302 Orphan Drug Designation for the treatment of soft tissue sarcoma and pancreatic cancer. TH-302 is also being investigated in earlier-stage clinical trials of other solid tumors and hematological malignancies, in combination with chemotherapy and antiangiogenic therapy, and for certain cancers, is being investigated as a monotherapy.

Threshold has a global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany, which includes an option for Threshold to co-commercialize in the U.S.

About Threshold Pharmaceuticals

Threshold Pharmaceuticals, Inc. is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the potential therapeutic uses and benefits of TH-302 and statements regarding the expected initiation of the final stage of the ongoing Phase 1/2 trial. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to: the ability of Threshold and Merck KGaA, Darmstadt, Germany, to enroll or complete TH-302 clinical trials; the time and expense required to conduct such clinical trials and analyze data; issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results); the risk that preclinical studies in animal models of disease may not accurately predict the results of human clinical trials of TH-302; the risk that the final data from ongoing trials may be materially different from the preliminary data that Threshold has reported; Threshold's and Merck KGaA's (Darmstadt, Germany) dependence on single source suppliers, including the risk that these single source suppliers may be unable to meet clinical supply demands for TH-302 which could significantly delay the development of TH-302; risks related to Threshold's dependence on its collaborative relationship with Merck KGaA, Darmstadt, Germany, including its dependence on decisions by Merck KGaA, Darmstadt, Germany regarding the amount and timing of resource expenditures for the development of TH-302; and Threshold's need for and the availability of resources to develop TH-302 and to support Threshold's operations. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on May 1, 2014 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

Contact

Laura Hansen, Ph.D., Senior Director, Corporate Communications

Phone: 650-703-6523              E-mail: lhansen@thresholdpharm.com

References

1.	Ghobrial IM, et al. Phase 1 study of TH-302, an investigational hypoxia-targeted drug, and dexamethasone in patients with relapsed/refractory multiple myeloma Blood 122:1948, 2013.